UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 5, 2019

ROCKWELL MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Michigan	000-23661	38-3317208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 Hackensack Ave., Suite 501, Hackensack, NJ 07601

(Address of principal executive offices, including zip code)

(248) 960-9009

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each exchange on which registered
Common Stock, $0.0001	RMTI	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02                                           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 5, 2019, the board of directors (the “Board”) of Rockwell Medical, Inc. (the “Company”) appointed John P. McLaughlin to the Board as a Class I Director to serve until the Company’s 2022 Annual Meeting of Stockholders and until his successor is duly elected and qualified, effective immediately. Mr. McLaughlin was also appointed as a member of the Audit Committee and Compensation Committee of the Board.

Mr. McLaughlin, age 67, was Chief Executive Officer of PDL BioPharma, Inc. (“PDL”), a publicly-traded pharmaceutical holding company, from December 2008 until December 2019. From November 2008 to December 2008 he served as a Senior Advisor to PDL. He was the Chief Executive Officer and a member of the board of directors of Anesiva, Inc., formerly known as Corgentech, Inc., a publicly-traded biopharmaceutical company, from January 2000 to June 2008. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President. From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Prior to that, Mr. McLaughlin served as counsel to various subcommittees of the United States House of Representatives, where he drafted numerous measures that became Food and Drug Administration laws. Mr. McLaughlin has been  a member of the board of directors of PDL since 2008. He also serves as a member of the boards of directors of Lensar, a private medtech company that develops and commercializes femtosec lasers for the treatment of cataracts, and Noden, a private company that commercializes two hypertension drugs worldwide. Both are largely owned by PDL. Mr. McLaughlin co-founded and served as Chairman of the board of directors of Eyetech Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company subsequently bought by OSI Pharmaceuticals, Inc., co-founded and served as a member of the board of directors of Peak Surgical, Inc., a private medical device company, until it was acquired by Medtronic in 2011, and served as a member of the boards of directors of AxoGen, Inc., a publicly-traded biopharmaceutical company until 2014, Adverum Biotechnologies, Inc., a publicly-traded biopharmaceutical company, until 2016 and Seattle Genetics, Inc., a publicly-traded biopharmaceutical company, until 2016. He received a B.A. from the University of Notre Dame and a J.D. from Catholic University of America.

In accordance with the Company’s non-employee director compensation policy, which is described in the Company’s Proxy Statement on Schedule 14A (No. 000-23661), Mr. McLaughlin will receive an annual cash retainer of $60,000 for his service as a director, which will be pro-rated through the Company’s 2020 annual meeting of stockholders. In addition, Mr. McLaughlin was granted an option to purchase 28,372 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on The Nasdaq Global Market on September 5, 2019 and 22,559 restricted stock units for his service as a director, as well as for his service as a member of the Audit Committee and Compensation Committee.  The equity awards were made under the Company’s 2018 Long Term Incentive Plan. The restricted stock units and the shares underlying the option will vest and become exercisable on June 6, 2020, subject to Mr. McLaughlin’s continued service to the Company. Mr. McLaughlin will enter into the Company’s standard form of indemnification agreement, which was previously filed by the Company as Exhibit 10.1 to the Company’s Current Report on Form 8-K (No. 000-23661) filed on August 30, 2019.

There are no arrangements or understandings between Mr. McLaughlin and any other persons pursuant to which he was elected as a director of the Company. There are no family relationships between Mr. McLaughlin and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL, INC.

Date: September 6, 2019	By:	/s/ Stuart Paul
Stuart Paul
Chief Executive Officer